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                                                                    Exhibit 99.1

NEWS RELEASE


Contact:          Jennifer Seiger
                  Corporate Communications
                  717-735-5682

May 28, 2002

FOR IMMEDIATE RELEASE

STERLING FINANCIAL CORPORATION DECLARES A CASH DIVIDEND

LANCASTER, PA - Sterling Financial Corporation (NASDAQ:SLFI). The Board of Directors announced that a $0.16 per share cash dividend was declared on May 28, 2002. This dividend is payable on July 1, 2002 to shareholders of record June 14, 2002.

The $0.16 second quarter dividend is consistent with the first quarter's dividend of $0.20, adjusted for the five-for-four stock split declared on April 30, 2002, payable to shareholders on June 3, 2002. This dividend represents a 5.3% increase over the $0.152 dividend per share paid in July 2001.

Sterling Financial Corporation is a multi-bank financial holding company that operates 51 banking locations in south central Pennsylvania and northern Maryland, through its subsidiary banks, Bank of Lancaster County, N.A., Bank of Hanover and Trust Company, First National Bank of North East and Bank of Lebanon County. Sterling Financial Corporation also consists of a family of financial services organizations, which includes Town & Country Leasing, Lancaster Insurance Group, LLC, and Equipment Finance, Inc. As of March 31, 2002, total assets of Sterling Financial Corporation were approximately $2 billion. Sterling Financial Corporation also owns Sterling Financial Trust Company, which manages nearly $1 billion in assets.



                                                                STERLING
                                                        [LOGO]  FINANCIAL
                                                                CORPORATION